Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION OF

DECKERS FOOTWEAR CORPORATION

Deckers Footwear Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.             That the name of the Corporation is Deckers Footwear Corporation, and its Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 3, 1993.

2.             That, in accordance with the requirements of Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by unanimous written consent dated as of September 8, 1993, adopted resolutions proposing and declaring advisable an amendment and restatement of the Certificate of Incorporation in the form of an Amended and restated Certificate of Incorporation, and directing that such Amended and restated Certificate of Incorporation be submitted to the sole stockholder of the Corporation for its consideration.  The resolutions setting forth the proposed amendment and restatement are as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

“AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DECKERS OUTDOOR CORPORATION

a Delaware corporation

ARTICLE I

NAME OF CORPORATION

The name of this corporation is

Deckers Outdoor Corporation

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

SECTION 1.           Authorized Shares.  The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock”; the total number of shares that the Corporation shall have authority to issue is Twenty-five Million (25,000,000); the total number of shares of Preferred Stock shall be Five Million (5,000,000) and all such shares shall have a par value of one cent ($.01); and the total number of shares of Common Stock shall be Twenty Million (20,000,000), and each such share shall have a par value of one cent ($.01).

SECTION 2.           Preferred Stock.  The shares of Preferred Stock may be issued from time to time in one or more series.  The Board is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

SECTION 3.           Distributions upon Liquidation.  In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share of such series of Preferred Stock equal to the amount fixed and determined by the Board in the resolution or resolutions creating such series and providing for the issuance of such shares, and no more, before any of the assets of the Corporation shall be distributed or paid over to the holders of Common Stock.  After payment in full of said amounts to the holders of Preferred Stock of all series, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of shares

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of Common Stock.  If, upon such dissolution, liquidation or winding up, the assets of the Corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed ratably among such holders of Preferred Stock in proportion to the respective total amounts that they shall be entitled to receive as provided in this Section 3.

ARTICLE V

INCORPORATOR

The name and mailing address of the incorporator of the Corporation is:

Diana M. Wilson

1140 Mark Avenue

Carpinteria, CA 93013

ARTICLE VI

ANNUAL MEETINGS OF STOCKHOLDERS

The annual meeting of stockholders shall be held at such time, on such date and at such place (within or without the State of Delaware) as provided in the Bylaws of the Corporation.  Subject to any requirement of applicable law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

CALL OF SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time (i) by a majority of the members of the Board, (ii) by a committee of the Board that has been duly designated by the Board and whose power and authority, as provided in a resolution by the Board or in the Bylaws of the Corporation, includes the power to call such meetings, or (iii) by the holders of shares entitled to cast not less than ten percent of the votes at such meeting; but such special meetings of stockholders of the Corporation may not be called by any other Person or Persons or in any other manner; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other Person or Persons specified in any certificate of designations filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time), then such special meeting may also be called by the Person or Persons, in the manner, at the times and for the purposes so specified.

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ARTICLE VIII

STOCKHOLDER ACTION BY WRITTEN CONSENT

Any election of directors or other action by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders and may not be effected by written consent without a meeting.

ARTICLE IX

ELECTION OF DIRECTORS

SECTION 1.           Classified Board.  Except to the extent otherwise provided in any certificate of designations filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time), the Board of Directors shall be and is divided into three classes, Class I, Class II and Class III.  Such classes shall be as nearly equal in number of directors as reasonably possible.  Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting date next following the end of calendar year 1993, the directors first elected to Clams II shall serve for a term ending on the second annual meeting date next following the end of calendar year 1993, and the directors first elected to Class III shall serve for a term ending on the third annual meeting date next following the end of calendar year 1993.  The foregoing notwithstanding, each director shall serve until a successor to such director shall have been duly elected and qualified unless such director shall resign, become disqualified or shall otherwise be removed in accordance with law.

At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class of the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the designated board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.  If a director dies, resigns or is removed, the director chosen to fill the vacant directorship shall be of the same class as the director he or she succeeds, unless, by reason of any previous changes in the authorized number of directors, the Board shall designate such vacant directorship as a directorship of another class in order more nearly to achieve equality in the number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as reasonably possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his or her current term or his or her prior death, resignation or removal.  If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as reasonably possible, be allocated to one of two or more classes, the Board shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.

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Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may, unless the Board of Directors determines otherwise, only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; provided, however, that if the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may only be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

SECTION 2.           Election of Directors by Preferred Stockholders.  During any period when the holders of any Preferred Stock or any one or more series thereof, voting as a class, shall be entitled to elect a specific number of directors, by reason of dividend arrearages or other provisions giving them the right to do so, then and during such time as such right continues (1) the then otherwise authorized number of directors shall be increased by such specified number of directors, and the holders of such Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional directors so provided for, pursuant to the provisions of such Preferred Stock or series; (2) each such additional director shall serve for such term, and have such voting powers, as shall be stated in the provisions pertaining to such Preferred Stock or series; provided, however, that, notwithstanding the foregoing, any such director’s term shall earlier expire upon the due election and qualification of a successor to such director or upon any resignation, disqualification or removal of such director in accordance with law.  Whenever the holders of shares of any series of Preferred Stock are divested of such rights to elect a specified number of directors pursuant to the resolution or resolutions of the Board creating such series and providing for the issuance of such shares, the terms of office of all directors elected by the holders of such series of Preferred Stock pursuant to such rights, or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such series of Preferred Stock, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

SECTION 3.           Stockholder Nominees.  Nominations by stockholders of persons for election to the Board shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation.

SECTION 4.           Removal.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office with or without cause, at any time, and only by the affirmative vote of the holders of a majority of the shares of Voting Stock then outstanding.

ARTICLE X

LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “Delaware Law”), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened,

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pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.  The Corporation may indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  Expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the Delaware Law and this Article X.  The Corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person.  To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the Delaware Law, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding.  The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, votes of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

ARTICLE XI

AMENDMENT OF CORPORATE DOCUMENTS

SECTION 1.           Certificate of Incorporation.  In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of Common Stock or Preferred Stock, any alteration, amendment, repeal or rescission (any “Change”) of any provision of this Certificate of Incorporation must be approved by a majority of the directors of the Corporation then in office and by the affirmative vote of the holders of a majority of the Voting Stock then outstanding; provided, however, that if any such Change relates to any Article other than Articles I, II or VI hereof, or Section 1 of Article IV hereof, such Change must also be approved either (i) by a majority of the authorized number of directors, or (ii) by the affirmative vote of the holders of not less than

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66-2/3% of the shares of Voting Stock then outstanding.  Subject to the foregoing, the corporation reserves the right to alter, amend, repeal or rescind any provision contained in this Certificate of Incorporation in any manner now or hereafter prescribed by law.

SECTION 2.           Bylaws.  In addition to any affirmative vote required by applicable law and any voting rights granted to or held by the holders of Common Stock or Preferred Stock, any Change of any provision of the Bylaws of the Corporation must be approved either (A) by a majority of the authorized number of directors, or (B) by the affirmative vote of the holders of not less than 66-2/3% of the shares of Voting Stock then outstanding.  Subject to the foregoing, the Board shall have the power to make, alter, amend, repeal or rescind the Bylaws of the Corporation.

ARTICLE XII

CREDITOR COMPROMISES OR ARRANGEMENT

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting or the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockho1ders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XIII

DEFINITIONS

For purposes of this Certificate of Incorporation, the following terms shall have the meanings indicated, and all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 203(c) of the Delaware General Corporation Law, as in effect on the date hereof:

(A)          “Board” shall mean the Board of Directors of the Corporation.

(B)           “Voting Stock” shall mean stock of the Corporation of any class or series entitled to vote generally in the election of directors of the Corporation, and each reference herein to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the votes entitled to be cast by the holders of such shares.”

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RESOLVED FURTHER, that that a special meeting of the sole stockholder be called, at which the Amended and Restated Certificate of Incorporation shall be submitted to the sole stockholder of the Corporation for its consideration;

RESOLVED FURTHER, that, upon the approval of the Amended and Restated Certificate of Incorporation by the sole stockholder, the officers of the Corporation be, and each of them hereby is, authorized to execute and to cause to be acknowledged, filed and recorded in accordance with the requirements of the General Corporation Law of the State of Delaware a certificate setting forth the foregoing resolutions and the Amended and Restated Certificate of Incorporation;

RESOLVED FURTHER, that, upon its filing with the Secretary of State of the State of Delaware, a certified copy of the Amended and Restated Certificate of Incorporation be inserted by the Secretary of this Corporation in the Book of Minutes of this Corporation and kept at the principal office for the transaction of business of this Corporation; and

RESOLVED FURTHER, that the officers of this Corporation be, and each of them hereby is, authorized and directed to execute all documents and to take such action as they may deem necessary or advisable in order to carry out the purposes of these resolutions.

3.             That, thereafter pursuant to resolution of the Board of Directors of the Corporation, such Amended and Restated Certificate of Incorporation was submitted to the sole stockholder for its consideration, and such sole stockholder approved of the such Amended and Restated Certificate of Incorporation at a special meeting held on September 13, 1993.

4.             That said Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Deckers Footwear Corporation has caused this certificate to be signed by its President and attested by its Secretary, this 13th day of September, 1993.

DECKERS FOOTWEAR CORPORATION

By:	/s/ Douglas B. Otto
Douglas B. Otto, President

ATTEST:

By:	/s/ Diana W. Wilson
Diana W. Wilson, Secretary

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CERTIFICATE OF OWNERSHIP AND MERGER

MERGING DECKERS CORPORATION

INTO DECKERS OUTDOOR CORPORATION

Deckers Corporation, a corporation organized and existing under the laws of the State of California does hereby certify:

1.             That Deckers Corporation was incorporated on the 1st day of August, 1975, in the State of California, pursuant to the California Corporations Code;

2.             That Deckers Corporation owns all of the outstanding shares of capital stock of Deckers Outdoor Corporation, a corporation incorporated on the 3rd day of August, 1993, pursuant to the General Corporation Law of Delaware;

3.             That Deckers Corporation, by the following resolutions of its Board of Directors, duly adopted by the Board of Directors by unanimous written consent dated as of the 13th day of September, 1993, determined to merge itself into Deckers Outdoor Corporation, and hereby does so merge effective upon the filing of this Certificate:

NOW, THEREFORE, BE IT RESOLVED, that Deckers Corporation (the “Corporation”) merge itself into Deckers Outdoor Corporation, a Delaware corporation and a wholly-owned subsidiary of the Corporation (“Deckers Delaware”), which corporation, Deckers Delaware, will be the surviving corporation and will assume all of the assets, obligations and liabilities of the Corporation (the “Merger”); and

RESOLVED FURTHER, that the terms and conditions of the Merger shall be as follows:  Upon completion of the Merger, each shareholder of the Corporation shall receive that number of shares of the common stock of Deckers Delaware that is equal to 4.25 times the number of shares of common stock of the Corporation held by such shareholder and shall have no further claims of any kind or nature; all of the shares of common stock of the Corporation held by all shareholders of the Corporation shall thereafter be surrendered and canceled; and all of the previously outstanding shares of common stock of the Corporation, all of which are held by Deckers California, shall be surrendered and canceled; and

RESOLVED FURTHER, that, upon completion of the Merger, each outstanding option to purchase shares (the “Option Shares”) of Common Stock of the Corporation be converted into an option to purchase that number of shares of Common Stock of Deckers Delaware equal to 4.25 times the number of Option Shares for such option is exercisable, the per share price at which such option is exercisable shall be converted to a per share price equal to such option’s existing per share exercise price divided by 4.25, and each such option shall continue in effect in accordance with the terms of grant of such option;

RESOLVED FURTHER, that the proposed Merger be submitted to the shareholders of the Corporation and that, upon receiving the written consent of the holders of at least a majority of all of the outstanding shares of capital stock of the Corporation entitled to vote thereof, the proposed Merger shall be approved; and

RESOLVED FURTHER, that Deckers Delaware, as the surviving corporation in the Merger, shall notify each stockholder of record of Deckers Delaware and of the Corporation promptly after the effective date of the Merger that the Merger has become effective; and

RESOLVED FURTHER, that the appropriate officers of Deckers Corporation be, and each of them hereby is, authorized and directed to cause to be prepared and executed a Certificate of Ownership and Merger setting forth a copy of these resolutions and the date of adoption thereof, and to cause the same to be filed with the Secretaries of State of the State of Delaware and of the State of California, and to cause a certified copy of the same to be recorded in the office of the Recorder of Deeds of New Castle County; and

RESOLVED FURTHER, that the appropriate officers of the Corporation be, and each of them hereby is, authorized and directed to take all such further actions and to execute all such further documents as are deemed necessary or advisable to effect the foregoing resolutions.

4.             That this merger has been approved by the holders of at least a majority of all of the outstanding shares of capital stock of Deckers Corporation entitled to vote thereof by written consent without a meeting in accordance with section 603(a) of the California Corporations Code.

IN WITNESS WHEREOF, Deckers Corporation has caused this certificate to be signed by its President and attested by its Secretary, this 17th day of September, 1993.

DECKERS CORPORATION

By:	/s/ Douglas B. Otto
Douglas B. Otto, President

ATTEST:

By:	/s/ Douglas B. Otto
Douglas B. Otto, Secretary

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CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

DECKERS OUTDOOR CORPORATION

(pursuant to Section 151 of the Delaware General Corporation Law)

DOUGLAS OTTO and JOSEPH E. NIDA certify that:

1.             They are the President and Secretary, respectively, of DECKERS OUTDOOR CORPORATION, a Delaware corporation (the “Corporation”).

2.             The Corporation is authorized to issue FIVE MILLION (5,000,000) shares of preferred stock, none of which have been issued.

3.             The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation provides for a class of its authorized stock known as preferred stock, comprising FIVE MILLION (5,000,000) shares, par value of one cent ($.01), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, the Corporation desires to issue one series of preferred stock, to be known as “Series A Preferred Stock,” and it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of the Series A Preferred Stock and does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock as follows:

1.             Designation.  The series of preferred stock shall consist of ONE MILLION THREE HUNDRED SEVENTY-FIVE THOUSAND (1,375,000) shares designated and known as “Series A Preferred Stock”.

2.                                      Voting.

(a)                                  The holders of the Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws, and the holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote, voting together with the holders of the Common Stock as a single class, with each share of Series A Preferred Stock entitled to one vote per share, except for the election of or removal of directors, not including the director elected by the holders of the Series A Preferred Stock pursuant to Section 2(b) below.

(b)                                 At any meeting held for the purpose of electing directors (or in a written consent in lieu thereof), the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the election of one (1) director, who shall be elected by the holders of the Series A Preferred Stock and approved by the Corporation, which approval shall not be unreasonably withheld.  A vacancy in any directorship elected by the holders of the Series A Preferred Stock as provided in this Section (2)(b) shall be filled only by the vote or written consent of the holders of the Series A Preferred Stock, which replacement director shall be approved by the Corporation, the approval of which shall not be unreasonably withheld.

(c)                                  The holders of Series A Preferred Stock shall be entitled to have one additional person attend all regular and special meetings of the Board of Directors in an advisory and non-voting capacity.

(d)                                 The Corporation shall not, without the affirmative vote or written consent of the holders of at least Fifty One Percent (51%) of the outstanding Series A Preferred Stock:

(i)            authorize or create any additional class or series of stock ranking prior to (the “Senior Securities”) or on a parity with (“Parity Securities”) the Series A Preferred Stock as to dividends or the distribution of assets upon liquidation;

(ii)           change any of the rights, privileges or preferences of the Series A Preferred Stock;

(iii)          amend, alter or repeal the Certificate of Incorporation;

(iv)          increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Stock; or

(v)           take any action that would increase the authorized number of directors on the Board of Directors above seven (7).

3.                                      Dividends.

In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of the Series A Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock based on the number of shares into which a share of Series A Preferred Stock would be convertible on the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

4.                                      Rights on Liquidation.  On any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation, to the holders of any other capital stock or other equity securities of the Corporation, an amount equal to the greater of $4.00 per share or the amount that would have been distributed to the holders of the Series A Preferred Stock if the holders had converted all of the Series A Preferred Stock to Common Stock immediately prior to the liquidation (the “Liquidation Preference”).  In the event that the assets of the Corporation available for distribution to the holders of the Series A Preferred Stock and any other Parity Securities entitled thereto are insufficient to permit full payment to the holders of such shares as herein provided, then such assets shall be distributed ratably among the outstanding shares of the Series A Preferred Stock and Parity Securities entitled thereto in accordance with the respective liquidation preference of such securities.  In the event that the Corporation has additional assets available for distribution after payment to the holders of the Series A Preferred Stock as herein provided, such assets shall be distributed to holders of securities whose terms provide specifically that such class of series of preferred stock will rank junior to the Series A Preferred Stock with respect to rights to receive payments of dividends and distributions upon liquidation or fails to specify the ranking of such class or series relative to the Series A Preferred Stock with respect to rights to receive payments of dividends and distributions upon liquidation (“Junior Securities”).

5.                                      Conversion.

(a)                                  After three (3) years from the date of issuance of the Series A Preferred Stock, and upon the election of the holders of the Series A Preferred Stock, and upon compliance with Section 5(b) below as to surrender thereof, each share of Series A Preferred Stock may be converted into the number of shares of the Company’s fully paid, non-assessable Common Stock.  that is obtained by (i) multiplying each share of Series A Preferred Stock by $1.1013215 (the “Conversion Rate”) and (ii) effecting any additional adjustment required by Section 7(a).

(b)                                 To convert any or all of its, his or her Series A Preferred Stock into Common Stock, the holder shall surrender the certificate or certificates evidencing such Series A Preferred Stock, duly endorsed or assigned to the Corporation, accompanied by a written notice that the holder elects to convert such Series A Preferred Stock, stating therein the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued.  As soon as practicable after the surrender of such certificates and subject to compliance with applicable securities laws, there shall be issued and delivered to such holder, or to the holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled, together with cash, if any, in lieu of any fraction of a share as provided in Section 5(e) below.  Such conversion shall be deemed to have been made as of the date of such surrender of the certificate or certificates for Series A Preferred Stock to be converted, and on and after such date the person or persons entitled to receive the shares of Common Stock issued upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock.

(c)                                  Any Series A Preferred Stock which at any time has been converted shall be restored to the status of authorized but unissued shares of preferred stock and shall in no circumstances be reissued as Series A Preferred Stock, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly, including (assuming no shares of Series A Preferred Stock are outstanding) amending the Certificate of Incorporation to eliminate therefrom any statement of rights, preferences, privileges and restrictions relating to the Series A Preferred Stock.

(d)                                 The Corporation shall at all times reserve and keep available out of its authorized Common Stock, solely for issuance upon the conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all outstanding Series A Preferred Stock.

(e)                                  Upon any conversion, at the election of the Corporation, fractional shares shall not be issued but any fractions shall be adjusted by payment in cash by the Corporation on the basis of the market price of the Common Stock at the close of business on the date of conversion.  For purposes hereof, market price shall be determined as follows:

(i)            If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange, the market value shall be the last reported sale price of the Common Stock on such exchange on the date of conversion or, if no such sale is made on such day, the arithmetic mean of the highest bid and lowest asked prices for such day on such exchange; or

(ii)           If the Common Stock is not so listed or admitted to unlisted trading privileges, the market value shall be, in the case of securities which are not designated as “National Market” securities, the arithmetic mean of the highest bid and lowest asked prices, and in the case of securities which are designated as “National Market” securities, the last reported sales price, in each case as quoted on The Nasdaq Stock Market on the date of conversion; or

(iii)          If the security is not so listed or admitted to unlisted trading privileges and bid and asked prices are not reported, the current market value shall be determined in such reasonable manner as may be prescribed from time to time by the Board of Directors of the Corporation.

The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion; provided, however, that the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock in names other than those in which the Series A Preferred Stock surrendered for conversion is then registered.

(f)                                    In case the Corporation shall propose at any time to take any action described in Section 7 below, then, in each such case, the Corporation shall mail to the holders of record of Series A Preferred Stock at their last known post office addresses as shown by the Corporation’s records a statement, signed by an officer of the Corporation, with respect to the proposed action, setting forth such facts with respect thereto as shall be reasonably necessary to inform the holders of Series A Preferred Stock as to the effect of such action upon their conversion rights.  Such statement shall be mailed at least twenty (20) days prior to the date of the taking of such action.

6.                                      Redemption.

(a)           At any time until three (3) years after the issuance of the Series A Preferred Stock, the Corporation, at the option of the Board of Directors, may redeem in whole or in part the shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in subsection (b) below, at a per share price equal to Four Dollars ($4.00), plus 10% per annum compounded annually (the “Redemption Price”).

(b)           The Corporation may exercise its redemption right by written notice of the redemption to the holders of the Series A Preferred Stock to be redeemed, specifying the number of shares to be purchased and the total purchase price.  At the date described in the notice, which shall be within 20 days of the notice, the Corporation shall deliver to the holders of the Series A Preferred Stock to be redeemed payment in immediately available funds for the shares to be redeemed.  Notice of every redemption of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation.

(c)           The Corporation and the holders agree that they shall each not treat or deem the Series A Preferred Stock as “preferred stock” within the meaning of Section 305 of the Internal Revenue Code.

7.                                      Adjustments; Stock Dividends; Reclassification; Reorganization Merger.

(a)           If the Corporation increases or decreases the number of its issued and outstanding shares of Common Stock, or changes in any way the rights and privileges of such shares, by means of (i) the payment of a stock dividend or the making of any other distribution on such shares payable in its Common Stock, (ii) a subdivision of shares, (iii) a consolidation or combination of shares or (iv) a reclassification or recapitalization involving its Common Stock, then the Conversion Rate in effect at the time of such action and the number of shares of Common Stock into which the Series A Preferred Stock is then convertible, along with the voting rights set forth in Section 2(a) above, shall be adjusted to be the same as they would have been if such Series A Preferred Stock had been converted immediately prior to the occurrence of the event at issue and the shares of Common Stock into which the Series A Preferred Stock was convertible immediately prior to the event at issue had been issued and outstanding at the time of such event.

(b)           If the Corporation declares a dividend payable in money on its Common Stock and at substantially the same time offers to the holders of Common Stock a right to purchase new shares of Common Stock from the proceeds of such dividend or for an amount substantially equal to such dividend, then the holders of Series A Preferred Stock shall have the same subscription rights that such holders would have been entitled to if such holders had converted all of the Series A Preferred Stock into Common Stock immediately prior to such grant, and the Corporation shall notify the holders of Series A Preferred Stock of such right concurrently with notice to the holders of Common Stock of their subscription right.

(c)           If at any time the Corporation grants to the holders of Common Stock any right to subscribe pro rata for additional securities of the Corporation, whether Common Stock, convertible securities, or other classifications, or for any other securities or interests that a holder of Series A Preferred Stock would have been entitled to subscribe for if, immediately prior to such grant, such holder had converted Series A Preferred Stock into Common Stock, and if such action by the Corporation does not result in a readjustment of the Conversion Rate under any other subsection of this Section 7, then the holders of Series A Preferred Stock shall have the same subscription rights that such holders would have been entitled to if such holders had converted all of the Series A Preferred Stock into Common Stock immediately prior to such grant, and the Corporation shall notify the holders of Series A Preferred Stock of such right concurrently with notice to the holders of Common Stock of their subscription right.

(d)           In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 7(a) above, then, in each such case for the purpose of this Section 7(d), the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(e)           Upon the occurrence of any of the following events, the Corporation shall cause any effective provision to be made so that each holder of Series A Preferred Stock shall have the right thereafter, by converting such Series A Preferred Stock, to acquire the kind and amount of shares of stock and other securities, and property and interests, as would be issued or payable with respect to or in exchange for the number of shares of Common Stock of the Corporation into which the Series A Preferred Stock is then convertible as if such Series A Preferred Stock had been converted into Common Stock immediately prior to such event:  (i) the reclassification, capital reorganization or other similar change of outstanding shares of Common Stock of the Corporation, other than as described and provided for in Section 7(a) above; (ii) the merger or consolidation of the Corporation with one or more other corporations or other entities, other than a merger with a subsidiary or affiliate pursuant to which the Corporation is the surviving corporation and the outstanding shares of Common Stock, including the shares of Common Stock into which the Series A Preferred Stock is then convertible pursuant hereto, are not affected, or (iii) the spin-off of assets, a subsidiary, or an affiliated entity, or the sale, lease, or exchange of a significant portion of the Corporation’s assets, in a transaction pursuant to which the Corporation’s shareholders are to receive securities or other interests in a successor entity.  Any such provision made by the Corporation for adjustments with respect to the Series A Preferred Stock shall be as nearly equivalent to the adjustments otherwise provided for herein as is reasonably practicable.

(f)            If any Liquidation Event is proposed, in addition to the rights of the holders of the Series A Preferred Stock set forth in Section 4 above, the rights set forth herein shall be applicable.  The Corporation shall deliver written notice to each holder of Series A Preferred Stock no later than ten (10) days prior to the consummation of such Liquidation Event as a condition precedent to the consummation of any such Liquidation Event.  If, as a result of such a Liquidation Event, shareholders of the Corporation are to receive securities or other interests of a successor entity, the provisions of Section 7(e) above shall apply.  However, if the result of such a Liquidation Event is that shareholders of the Corporation are to receive money or property other than securities or other interest in a successor entity, each holder of Series A Preferred Stock shall be entitled to convert such shares into Common Stock prior to the consummation of such Liquidation Event, and, with respect to any shares of Common Stock so acquired, shall be entitled to all of the rights of the other holders of Common Stock with respect to any distribution by the Corporation in connection with such Liquidation Event.  If no successor entity is involved and Section 7(e) does not apply, all conversion rights provided for herein shall terminate at the close of business on the date as of which holders of record of the Common Stock shall be entitled to participate in a distribution of the assets of the Corporation in connection with such Liquidation Event; provided, however, that in no event shall that date be less than ten (10) days after delivery to the holders of Series A Preferred Stock of the written notice described above.  If the termination of conversion rights hereunder is to occur as a result of such Liquidation Event, a statement to that effect shall be included in that written notice.  Notwithstanding the termination of conversion rights in accordance with the foregoing, upon a Liquidation Event and liquidation of the Corporation, each holder of Series A Preferred Stock shall be entitled to such rights as are provided in Section 4 above.

(g)           The provisions of this Section 7 shall apply to successive events that may occur from time to time but shall only apply to a particular event if it occurs prior to the redemption or conversion in full of the Series A Preferred Stock either by its terms or by its conversion.

(h)           Unless the context requires otherwise, whenever reference is made in this Section 7 to the issuance or sale of shares of Common Stock, the term “Common Stock” shall mean (i) the par value ($.01) Common Stock of the Corporation, (ii) any other class of stock ranking on a parity with, and having substantially similar rights and privileges as, the Corporation’s par value ($.01) Common Stock and (iii) any security convertible into either (i) or (ii).

(i)            For purposes of the calculations and adjustments described in this Section 7, shares of Common Stock owned or held at any relevant time by, or for the account of the Corporation, in its treasury or otherwise, shall not be deemed to be outstanding for purposes thereof.

RESOLVED, FURTHER, that the Chairman, the president or any vice- president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.”

We declare, under penalty of perjury under the laws of the State of Delaware, that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  November 25, 2002

/s/ Douglas Otto
DOUGLAS OTTO,
Chief Executive Officer

/s/ Joseph E. Nida
JOSEPH E. NIDA,
Secretary

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK

OF

DECKERS OUTDOOR CORPORATION

DOUGLAS OTTO and JOSEPH E. NIDA certify that;

1,                                      They are the President and Secretary, respectively, of DECKERS OUTDOOR CORPORATION, a Delaware corporation (the “Corporation”).

2.                                      The amendment to the Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”) set forth below was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the “DGCL”) and has been consented to by the stockholders in accordance with Section 228 of the DGCL.

3.                                      Section (2) of the Certificate of Designation is amended and restated in its entirety to read as follows:

“Voting.

(a)                                  The holders of the Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws, and the holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote, voting together with the holders of the Common Stock as a single class, with each share of Series A Preferred Stock entitled to one vote for each share of Common Stock into which the Series A Preferred Stock may be converted, except for the election of or removal of directors, not including the director elected by the holders of the Series A Preferred Stock pursuant to Section 2(b) below.

(b)                                 At any meeting held for the purpose of electing directors (or in a written consent in lieu thereof), the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the election of one (1) director, who shall be elected by the holders of the Series A Preferred Stock and reasonably mutually agreed upon by the Corporation and the holders of the Series A Preferred Stock.  A vacancy in any directorship elected by the holders of the Series A Preferred Stock as provided in this Section (2)(b) shall be filled only by the vote or written consent of the holders of the Series A Preferred Stock, which replacement director shall be reasonably mutually agreed upon by the Corporation and the holders of the Series A Preferred Stock.

(c)                                  The holders of Series A Preferred Stock shall be entitled to have one additional person attend all regular and special meetings of the Board of Directors in an advisory and non-voting capacity.

(d)                                 The Corporation shall not, without the affirmative vote or written consent of the holders of at least Fifty One Percent (51%) of the outstanding Series A Preferred Stock:

(i)            authorize or create any additional class or series of stock ranking prior to (the “Senior Securities”) or on a parity with (“Parity Securities”) the Series A Preferred Stock as to dividends or the distribution of assets upon liquidation;

(ii)           change any of the rights, privileges or preferences of the Series A Preferred Stock;

(iii)          amend, alter or repeal the Certificate of Incorporation;

(iv)          increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Stock; or

(v)           take any action that would increase the authorized number of directors on the Board of Directors above seven (7).”

4.                                      The Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Amendment of Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

We declare, under penalty of perjury under the laws of the State of Delaware, that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  March 14, 2003

/s/ Douglas Otto
DOUGLAS OTTO,
Chief Executive Officer

/s/ Joseph E. Nida
JOSEPH E. NIDA,
Secretary

2

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

UGG HOLDINGS, INC.,
a California corporation

(the “Subsidiary Corporation”)

INTO

DECKERS OUTDOOR CORPORATION,
a Delaware corporation

(the “Parent Corporation”)

* * * * * * *

DECKERS OUTDOOR CORPORATION (the “Parent Corporation”), a corporation organized and existing under the laws of the State of Delaware

DOES HEREBY CERTIFY:

FIRST:  That the Parent Corporation was incorporated on the 3rd day of August, 1993, pursuant to the Delaware General Corporation Law of the State of Delaware, the provisions of which permit the merger of a subsidiary corporation of another state into a parent corporation organized and existing under the laws of said state.

SECOND:  That the Parent Corporation owns ONE HUNDRED PERCENT (100%) of the outstanding shares of the stock of UGG HOLDINGS, INC. (the “Subsidiary Corporation”), a corporation incorporated on the 13th day of September, 1990, pursuant to the General Corporation Law of the State of California.

THIRD:  That the Parent Corporation, by the following resolutions of its Board of Directors, duly adopted by Unanimous Written Consent of its Board of Directors, filed with the Minutes of the Board of Directors, on the 7th day of September, 2004, determined to and did merge into itself said UGG HOLDINGS, INC. (the “Subsidiary  Corporation”).

RESOLVED:  That DECKERS OUTDOOR CORPORATION (the “Parent Corporation”) merge, and it hereby does merge into itself, UGG HOLDINGS, INC., a California corporation (the “Subsidiary Corporation”) and assumes all of its obligations; and

RESOLVED, FURTHER:  That the merger shall be effective upon the date of filing with the Secretary of State of Delaware; and

RESOLVED, FURTHER:  That the proper officer of the Parent Corporation be and he is hereby directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge said UGG HOLDINGS, INC. (the “Subsidiary Corporation”) and assume its liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State, and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said merger;

FOURTH:  Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of DECKERS OUTDOOR CORPORATION at any time prior to the time that this merger filed with the Secretary of State becomes effective.

IN WITNESS WHEREOF, said DECKERS OUTDOOR CORPORATION has caused this Certificate to be signed by DOUGLAS B. OTTO, its President, this 7th day of September, 2004.

DECKERS OUTDOOR CORPORATION

By	/s/ Douglas B. Otto
Douglas B. Otto, President

2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

DECKERS OUTDOOR CORPORATION

DECKERS OUTDOOR CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, by its duly authorized officer, does hereby certify:

FIRST:  That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND:  That the amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the Slate of Delaware.

THIRD:  That upon the effectiveness of this Certificate of Amendment, Section 1 of Article IX of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety as follows:

SECTION 1.           At the 1993 Annual Meeting of Stockholders of the Corporation, the Board of Directors shall be divided into three classes, Class I, Class II and Class III.  Such classes shall be as nearly equal in number of directors as reasonably possible.  At each Annual Meeting of Stockholders following such initial classification and election until the 2007 Annual Meeting of Stockholders, each director shall be elected to serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting date next following the end of calendar year 1993, the directors first elected to Class II shall serve for a term ending on the second annual meeting date next following the end of calendar year 1993, and the directors first elected to Class III shall serve for a term ending on the third annual meeting date next following the end of calendar year 1993.  The terms of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2007 Annual Meeting of Stockholders of the Corporation shall expire at such time.  At each Annual Meeting of Stockholders beginning with the 2007 Annual Meeting of Stockholders of the Corporation, the directors shall not be classified; and the directors shall be elected annually and shall hold office for a term expiring at the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified unless such directors shall resign, become disqualified or shall otherwise be removed in accordance with law.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may, unless the Board of Directors determines otherwise, only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; provided, however, that if the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such doss or classes or series may only be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

FOURTH:  That the foregoing amendment shall be effective on May 22, 2006.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed on this 19th day of May, 2006.

DECKERS OUTDOOR CORPORATION

By:	/s/ Zohar Ziv
Zohar Ziv
Chief Financial Officer

2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DECKERS OUTDOOR CORPORATION

DECKERS OUTDOOR CORPORATION, a Delaware corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST:  The Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of the Corporation, directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Section 1 of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“SECTION 1.         Authorized Shares.  The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock;” the total number of shares that the Corporation shall have authority to issue is Fifty-Five Million (55,000,000); the total number of shares of Preferred Stock shall be Five Million (5,000,000) and all such shares shall have a par value of one cent ($0.01); and the total number of shares of Common Stock shall be Fifty Million (50,000,000), and each such share shall have a par value of one cent ($0.01).”

SECOND:  That thereafter, the holders of the necessary number of shares of capital stock of the Corporation voted in favor of the foregoing amendment at the Corporation’s 2009 Annual Meeting of Stockholders called and held on May 28, 2009 upon notice in accordance with the provisions of Section 222 of the Delaware General Corporation Law.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I affirm, under penalties of perjury, that the matters set forth in this certificate, which is executed on June 1, 2009, are true and correct of my own knowledge.

/s/ Angel R. Martinez
Angel R. Martinez
Chair of the Board, President and Chief Executive Officer